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                                 EXHIBIT 5.1

                         OPINION OF COOLEY GODWARD LLP

[COOLEY GODWARD LETTERHEAD]
March 10, 1998



Maxim Pharmaceuticals, Inc.
3099 Science Park Road, Suite 150
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Maxim Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 350,000 shares (the "Shares") of the Company's Common Stock, $.001 par value, pursuant to the Company's 401(k) Plan and Amended and Restated 1993 Long-Term Incentive Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Respectfully,


COOLEY GODWARD LLP



By:  /s/ Lance W. Bridges
     --------------------
     Lance W. Bridges